                                                                                    Exhibit 99.1
News from
Buckeye
FOR IMMEDIATE RELEASE
                                        Contacts:               Steve Dean
Chief Financial Officer
901-320-8352
Chad Foreman
Investor Relations Manager
901-320-8828
Website: www.bkitech.com

BUCKEYE EXPECTS IMPROVEMENT FOR JULY-SEPTEMBER QUARTER

Memphis, TN October 11, 2006 - Buckeye Technologies Inc. (NYSE:BKI) today announced that it expects its profitability for the July-September quarter to be about 10 cents per share.

Chairman and Chief Executive Officer John B. Crowe said, “Our first quarter net sales were up 16% compared to the same period last year. The improvement is a combination of good volume, higher prices and better mix. Demand for our specialty wood and cotton products, nonwoven materials and fluff pulp were all strong during the quarter.”

Buckeye plans to announce its July-September results on October 24, 2006 and has scheduled a conference call at 11 a.m. EST, Wednesday, October 25, 2006 to discuss first quarter results.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany, Canada, and Brazil. Its products are sold worldwide to makers of consumer and industrial goods.

Certain statements contained in this press release contain forward-looking statements regarding Buckeye Technologies Inc.'s operations, economic performance and financial condition.  Although Buckeye believes that the expectations reflected in such statements are reasonable, no assurance can be given that such expectations will prove to have been correct as a result of many factors, including those described in our annual report on Form 10-K for the year ended June 30, 2006, which was filed with the Securities and Exchange Commission on September 1, 2006.